EXHIBIT 10(L)

                                                (As amended through 11/16/98)


                               XEROX CORPORATION

                   DEFERRED COMPENSATION PLAN FOR EXECUTIVES
           (Formerly 1989 Deferred Compensation Plan For Executives)

                        1997 AMENDMENT AND RESTATEMENT

     PREAMBLE. This Deferred Compensation Plan For Executives, 1997 Amendment and Restatement (the "Plan") is a private unfunded nonqualified deferred compensation arrangement for executives and all rights shall be governed by and construed in accordance with the laws of New York, except where preempted by federal law. It is intended to provide a vehicle for setting aside funds for retirement.

     SECTION 1. EFFECTIVE DATE. The original effective date of the Plan is January 1, 1989. The effective date of this amendment and restatement is October 13, 1997.

     SECTION 2. ELIGIBILITY. Any employee of Xerox Corporation (the "Company"), and any employee of a wholly owned subsidiary of the Company which has adopted this Plan with the approval of the Company's Board of Directors or the Committee (as hereinafter defined) ("Participating Subsidiary"), who is in Corporate B and A (or its equivalent) or above, and such additional group or groups of employees of the Company or of a Participating Subsidiary as designated from time to time by the Administrator, are eligible to participate in the Plan (an individual who has so elected to participate is hereinafter referred to as a "Participant"). A Participant who terminates an election to defer receipt of compensation is not eligible to make deferrals again in the Plan until twelve months after the effective date of such termination.

     SECTION 3. DEFERRED COMPENSATION ACCOUNT. There shall be established for each Participant one or more deferred compensation Accounts (as hereinafter defined).

     SECTION 4. AMOUNT OF DEFERRAL. A Participant may elect to defer receipt of compensation for services (up to 50% in the case of base salary and up to 100% in the case of any other long or short term compensation that is eligible for deferral) as an employee of the Company or a Participating Subsidiary otherwise payable to the Participant in the form of cash. Any amount deferred is credited to the Participant's Accounts on the date such amount is otherwise payable.

     To adjust for the reduced contribution otherwise payable in cash, if applicable, to a Participant's account under the Xerox Corporation Profit Sharing and Savings Plan (the 'Profit Sharing Plan') because of the deferral of compensation under the Plan at the time of each annual employer contribution to the Participant's account under the Profit Sharing Plan, the deferred compensation account of each active Participant shall be credited with an additional hypothetical amount equal to the product of (a) the amount of deferred compensation under the Plan which would have been included in the calculation of such profit sharing contribution if such compensation had not been deferred (b) by the contribution percentage payable in cash under the Profit Sharing Plan for the relevant calendar year.

     SECTION 5. TIME OF ELECTION OF DEFERRAL. An election to defer compensation must be made by a Participant prior to the year in which the Participant would otherwise have an unrestricted right to such compensation. When an employee first becomes eligible to participate in the Plan, he or she may elect to defer any compensation to which he or she has yet to have an unrestricted right to payment. An election to totally terminate future deferrals may be made at any time prior to the relevant payment date.

     SECTION 6. HYPOTHETICAL INVESTMENT. Deferred compensation is assumed to be invested, without charge, in (a) the Balanced Fund, Income Fund, U. S. Stock Fund, International Stock Fund, Small Company Stock Fund or Xerox Stock Fund (or the successors thereto) established from time to time under the Profit Sharing Plan, (b) a fund with a variable fixed rate of return based upon the prime or base rate charged by one or more banks ("Prime Rate Investment") and
(c) such other fixed income return investments ("Fixed Return Investment"), all as shall be made available from time by the Administrator in his or her administrative discretion ("Investments"), as elected by the Participant.

     It is anticipated that the Administrator will substitute the Prime Rate Investment for the Income Fund effective January 1, 1998. Amounts deferred prior to January 1, 1998 shall have a rate of return at the Income Fund or the Prime Rate Investment as elected by Participants on forms provided by the Administrator in connection with the implementation of the Prime Investment Rate.

     Elections to make hypothetical investments in any one or more of the Investments shall be subject to administrative rules adopted by the Administrator from time to time.

     No shares of Xerox stock will ever actually be issued to a Participant under the Plan.

     SECTION 7. VALUE OF DEFERRED COMPENSATION ACCOUNTS AND INSTALLMENT PAYMENTS. The value of each Participant's Accounts shall reflect all amounts deferred, gains, losses and rates of return from the Investments, and shall be determined at the close of business on each day on which securities are traded on the New York Stock Exchange. Hypothetical investments in the Profit Sharing Plan shall be valued on each business day based upon the value of such hypothetical investment as determined under such Plan on the valuation date under such Plan coincident with or last preceding such business day. The value of Investments not made under the Profit Sharing Plan shall be determined from such available source or sources as the Administrator in his or her sole discretion shall from time to time determine. The date as of which investments are valued pursuant to the foregoing sentences are referred to herein as a Valuation Date.

     SECTION 8. MANNER OF ELECTING DEFERRAL. A Participant may elect to defer compensation by giving written notice to the Administrator on a form provided by the Company, which notice shall include (1) the percentage to be deferred;
(2) if more than one is offered under the Plan, the Investment applicable to the amount deferred; and (3) the payment method that will apply to the deferred compensation. A Participant may elect up to a maximum of four separate payment methods during his or her participation in the Plan ("Accounts"). Such payment methods once made may never be changed. Each election to defer compensation under the Plan shall specify an Account from which payment will be made. The Accounts available under the Plan shall be:

     ACCOUNT 1 which shall be payable beginning the July 15 of a calendar year that follows the calendar year of retirement by the number of years elected by the Participant (0, 1, 2, 3, 4, or 5 years). The last payment shall be on the July 15 of the year in which the Participant attains a certain age elected by the Participant.

     ACCOUNT 2 which shall be payable beginning the July 15 of a calendar year that follows the calendar year of retirement by the number of years elected by the Participant (0, 1, 2, 3, 4, or 5 years) and is payable on each subsequent July 15 until the number of payments elected by the Participant have been made.

     ACCOUNT 3 which shall be payable on the July 15 of a calendar year that follows the calendar year of retirement by the number of years elected by the Participant (0, 1, 2, 3, 4, or 5 years) and is payable as a single sum.

     ACCOUNT 4 shall be available with respect to amounts deferred during 1998 and later years. This account is payable beginning on the July 15 of a specified year whether before or after retirement. In addition to this payment date, the Participant must elect the number of payments that are to commence on this date. The payment(s) from this account can be as a single sum or payable in up to four annual installments. Once Account 4 is established (an election is made to defer and the payment date is defined), deferrals to Account 4 shall cease for any calendar year in which a payment is scheduled to be made from this Account. The full account balance shall be distributed by the end of the installment period. Once the final payment is made from this Account, the Participant may elect to create a new Account 4. The initial election or any subsequent election to use this Account must be made by December 31 of the year preceding the calendar year in which deferrals will be allocated to this Account. The first payment date that can be elected is the July 15 of the calendar year that follows the calendar year of election (calendar year containing the December 31 due date for election) by three years.

     Not later than December 31, 1997, participants who are currently employed by the Company may change their payment elections previously made under the Plan which specified payment dates relating to termination, retirement, death, or disability, by selecting payments pursuant to the methods described in Accounts 1 through 3 above. Such change shall be effected by the Participant filing with the Administrator a change of election on a form or forms established by the Administrator for such purpose. Such change shall be effective only with respect to payments in 1999 or later for participants who are employed by Xerox as of December 31, 1998.

     The Administrator may adopt rules of general applicability for administration of payments under the Plan which may be elected by participants, including without limitation, fixing the maximum age selected for payments to terminate and the maximum number of payments.

      SECTION 9. PAYMENT OF DEFERRED COMPENSATION.

      (a) No withdrawal may be made from the Participant's Account, except as provided under this Section and Sections 10 and 11.

     (b) Payments from a Participant's Account are made in cash in accordance with the elections made under Section 8 of the Plan based on the value of the Participant's deferred compensation Accounts as of the Valuation Date immediately preceding the date of payment.

     (c) Unless otherwise elected by a Participant with the written approval of the Administrator, payments of deferred compensation shall be made pursuant to the following formula: the amount of the first payment shall be a fraction of the value of the Participant's deferred compensation account on the preceding Valuation Date, the numerator of which is one and the denominator of which is the total number of installments elected, and the amount of each subsequent payment shall be a fraction of the value on the Valuation Date preceding each subsequent payment date, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Any other payment method selected with the written approval of the Administrator must in all events provide for payments in substantially equal installments.

    (d) Upon termination of employment, including termination resulting from death, prior to retirement, the total value of the participants Accounts under the Plan shall be paid to the Participant, or his or her estate, as the case may be, as soon as administratively possible after his or her date of termination.

    (e) Upon the death of a Participant following retirement the total value of the Participant's Accounts under the Plan shall be paid in accordance with a one-time, irrevocable election made by such Participant as follows:

         1. The total value shall be paid to the Participant's estate as soon as administratively possible after the death of a Participant, or

         2. Payments shall continue under the election made by the Participant to the Participant's surviving spouse until the surviving spouse's death. Any remaining payments shall be paid as a single sum to the surviving spouse's estate.

     (f) If a Participant dies after retirement without having made such irrevocable election, the total value of his or her Accounts under the Plan shall be paid in a single payment to the participant's estate as soon as administratively possible after notice of his or her date of death has been received by the Administrator.

     SECTION 10.  ACCELERATION OF PAYMENT.

     (a) FOR HARDSHIP. Upon written approval from the Company's Chief Executive Officer (the Company's Board of Directors, in the case of a request from the Chief Executive Officer), a Participant may be permitted to receive all or part of his accumulated benefits if, in the discretion of the Chief Executive Officer (or the Board, if applicable), it is determined that an emergency event beyond the Participant's control exists and which would cause such Participant severe financial hardship if the payment of his benefits were not approved. Any such distribution for hardship shall be limited to the amount needed to meet such emergency. A Participant who makes a hardship withdrawal cannot reenter the Plan for twelve months after the date of withdrawal.

     (b) UPON A CHANGE IN CONTROL. Within 5 days following the occurrence of a change in control of the Company (as hereinafter defined), each Participant shall receive a lump sum payment equal to the value of his Account.

      For purposes hereof, a "change in control of the Company" shall be deemed to have occurred if (A) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this Section) whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

     SECTION 11. OTHER PENALIZED WITHDRAWALS. Notwithstanding the provisions of Sections 9 and 10, a Participant may be permitted to receive all or part of his accumulated benefits at any time provided that (A) the Administrator approves such distribution in his or her sole discretion, and (B) the Participant forfeits a portion of his account balance equal to a percentage of the amount distributed. The percentage reduction shall be the greater of (A) six percent, or (B) a percentage equal to one-half of the prime interest rate, as determined by the Administrator.

     SECTION 12. TIME OF INVESTMENT. Amounts deferred under the Plan shall begin to be credited with gains, losses and rates of return from Investments commencing on the date credited to the Participant's Accounts.

     SECTION 13. PARTICIPANT'S RIGHTS UNSECURED. The benefits payable under this Plan shall be unfunded. Consequently, no assets shall be segregated for purposes of this Plan and placed beyond the reach of the Company's general creditors. The right of any Participant to receive future installments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

     SECTION 14. STATEMENT OF ACCOUNT. Statements will be sent to each Participant by February and August and more frequently if the Administrator so determines as to the value of their deferred compensation accounts as of the end of December and June, respectively.

     SECTION 15. ASSIGNABILITY. No right to receive payments hereunder shall be transferable or assignable by a Participant, except by will or by the laws of descent and distribution or except as provided under Section 9.

     SECTION 16. BUSINESS DAYS. In the event any date specified herein falls on a Saturday, Sunday or legal holiday, such date shall be deemed to refer to the next business day thereafter.

     SECTION 17. ADMINISTRATION. The Plan shall be administered by the Vice President of the Company having responsibility for human resources (the "Administrator"). The Administrator shall have the authority to adopt rules and regulations for carrying out the plan, and interpret, construe and implement the provisions of the Plan.

     SECTION 18. AMENDMENT. The Company expressly reserves the right to amend the Plan at any time and in any particular manner. Such amendments, other than amendments relating to termination of the Plan or relating to Investments under
Section 6 of the Plan, may be effected by (i) the Board of Directors, (ii) a duly constituted committee of the Board of Directors ("Committee"), or (iii) the Vice President of the Company responsible for human resources or a representative thereof. In the event such office is vacant at the time the amendment is to be made, the Chief Executive Officer of the Company shall approve such amendment or appoint a representative. Amendments relating to termination of the Plan or relating to Investments under Section 6 of the Plan shall be effected pursuant to a resolution duly adopted by the Board of Directors of the Company, or a duly constituted committee of the Board of Directors of the Company, in accordance with the Business Corporation Law of the State of New York.

     Any amendment, alteration, modification or suspension under subsection
(iii) of the preceding paragraph shall be set forth in a written instrument executed by any Vice President of the Company and by the Secretary or an Assistant Secretary of the Company.

     Upon termination the Administrator in his or her sole discretion may pay out account balances to participants. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's accruals in his/her Accounts.